Exhibit 99.1

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Contact:	Media Relations Investor Relations Michele Davis Celeste Mellet Brown 212 761 9621 212 761 3896

For Immediate Release

Morgan Stanley Receives Final Regulatory Approvals to Purchase Remaining 35% Interest in MSSB Wealth Management Joint Venture, Fulfilling Key Strategic Priority

Morgan Stanley Intends to Complete Purchase This Month, Becoming 100% Owner of One of the World’s Leading Wealth Management Franchises

NEW YORK, June 21, 2013 – Morgan Stanley (NYSE: MS) announced today that it has received all regulatory approvals to acquire the remaining 35 percent interest in Morgan Stanley Smith Barney Holdings LLC (MSSBH) from Citigroup Inc., fulfilling a key strategic priority.  Upon the close of the purchase, Morgan Stanley will own 100 percent of the business, which operates under the name Morgan Stanley Wealth Management.

Morgan Stanley will notify Citigroup that it intends to exercise its right to purchase the remaining interest at a previously established price of $4.7 billion, payable in cash.  The closing is expected to take place on or about June 28, 2013.  Morgan Stanley will record a negative adjustment to capital (i.e., shareholders’ equity) of approximately $200 million (net of tax) to reflect the difference between the purchase price for the 35 percent redeemable non-controlling interest in MSSBH ($4.725 billion) and its carrying value.  This adjustment will negatively impact the calculation of basic and fully diluted earnings per share for the three- and six-month periods ended June 30, 2013.

Additionally, MSSBH will redeem all of the Class A Preferred Interests in MSSBH owned by Citigroup and its affiliates for a purchase price equal to their liquidation preference plus accrued and unpaid distributions, or approximately $2.028 billion in aggregate, simultaneously with Morgan Stanley’s purchase of the remaining interest.

James P. Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said:  “This is a historic day for Morgan Stanley.  It is the culmination of a multi-year effort to transform our business model into one that offers stronger shareholder returns and greater stability in volatile markets.  Immediately upon closing, we expect to start seeing the benefits of 100 percent ownership – including an expanded deposit base, unique syndication and distribution capabilities and enhanced opportunities for both our wealth management and institutional clients.

“Today, the power of Morgan Stanley’s platform – a premier investment bank and one of the world’s preeminent wealth and asset management franchises – is clearer than ever before.  With this milestone behind us, we have added momentum to carry out our full plan to achieve higher shareholder returns.”

About Morgan Stanley

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

The information above contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect current estimates, projections, expectations or beliefs.  These forward-looking statements are subject to numerous risks and uncertainties, and there are important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of Morgan Stanley.  There can be no assurance as to the timing or outcome of the purchase of the remaining interest in MSSBH.

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